EXHIBIT 99.1

ORCHID ISLAND CAPITAL ANNOUNCES
SEPTEMBER 2014 MONTHLY DIVIDEND AND
AUGUST 29, 2014 RMBS PORTFOLIO CHARACTERISTICS

•	September 2014 Monthly Dividend of $0.18 Per Share
•	RMBS Portfolio Characteristics as of August 29, 2014

Vero Beach, Fla., September 9, 2014 - Orchid Island Capital, Inc. (the “Company”) (NYSE MKT:ORC) announced that today the Board of Directors declared a monthly cash dividend for the month of September 2014. The dividend of $0.18 per share will be paid September 30, 2014, to holders of record on September 25, 2014, with an ex-dividend date of September 23, 2014.

The Company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust (“REIT”) the Company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The Company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that certain percentages of its taxable income is not distributed by specified dates. The Company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

As of September 5, 2014, the Company had 11,862,097 shares outstanding, including shares sold via the Company’s At-The-Market program through that date that had not yet settled. At June 30, 2014, the Company had 9,632,108 shares outstanding.

RMBS Portfolio Characteristics

Details of the RMBS portfolio as of August 29, 2014 are presented below. These figures are preliminary and subject to change.  The information contained herein is an intra-quarter update created by the Company based upon information that the Company believes is accurate:

•	RMBS Valuation Characteristics
•	RMBS Assets by Agency
•	Investment Company Act of 1940 (Whole Pool) Test Results
•	Repurchase Agreement Exposure by Counterparty
•	RMBS Risk Measures

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon Orchid Island Capital, Inc.’s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2013.

RMBS Valuation Characteristics
($ in thousands)
				Percentage	Weighted	Realized
	Current	Fair	Current	of	Average	Aug 2014 CPR
Asset Category	Face	Value	Price	Portfolio	Coupon	(Reported in Sep)
As of August 29, 2014
Adjustable Rate RMBS	$3,578	$3,854	107.70	0.35%	3.80%	0.13%
10-1 Hybrid Rate RMBS	71,762	72,314	100.77	6.61%	2.55%	10.77%
Hybrid Adjustable Rate RMBS	71,762	72,314	100.77	6.61%	2.55%	10.77%
15 Year Fixed Rate RMBS	81,742	86,484	105.80	7.90%	3.40%	3.85%
20 Year Fixed Rate RMBS	129,296	138,319	106.98	12.64%	4.00%	9.35%
30 Year Fixed Rate RMBS	670,617	730,807	108.98	66.75%	4.55%	9.09%
Total Fixed Rate RMBS	881,655	955,610	108.39	87.29%	4.36%	8.50%
Total Pass-through RMBS	956,995	1,031,778	107.81	94.25%	4.24%	8.68%
Interest-Only Securities	334,386	44,806	13.40	4.09%	4.11%	19.77%
Inverse Interest-Only Securities	112,812	18,136	16.08	1.66%	6.23%	13.41%
Structured RMBS	447,198	62,942	14.07	5.75%	4.72%	18.47%
Total Mortgage Assets	$1,404,193	$1,094,720		100.00%	4.26%	11.67%

RMBS Assets by Agency			Investment Company Act of 1940 (Whole Pool) Test
($ in thousands)			($ in thousands)
		Percentage			Percentage
	Fair	of		Fair	of
Asset Category	Value	Portfolio	Asset Category	Value	Portfolio
As of August 29, 2014			As of August 29, 2014
Fannie Mae	$663,365	60.6%	Whole Pool Assets	$916,183	83.7%
Freddie Mac	421,507	38.5%	Non Whole Pool Assets	178,537	16.3%
Ginnie Mae	9,848	0.9%	Total Mortgage Assets	$1,094,720	100.0%
Total Mortgage Assets	$1,094,720	100.0%

Repurchase Agreement Exposure By Counterparty
($ in thousands)
			Weighted
		% of	Average
	Total	Total	Maturity	Longest
As of August 29, 2014	Borrowings	Debt	in Days	Maturity
Citigroup Global Markets Inc	$164,729	16.7%	20	11/6/2014
J.P. Morgan Securities LLC	148,539	15.0%	99	2/13/2015
Morgan Stanley & Co	91,526	9.3%	80	11/17/2014
KGS-Alpha Capital Markets, L.P	85,016	8.6%	36	11/24/2014
Daiwa Securities America Inc.	84,056	8.5%	59	11/24/2014
Cantor Fitzgerald & Co	78,841	8.0%	27	10/21/2014
Mitsubishi UFJ Securities (USA), Inc	58,818	5.9%	44	11/25/2014
Goldman, Sachs & Co	55,722	5.6%	50	10/27/2014
ED&F Man Capital Markets Inc	52,719	5.3%	84	2/2/2015
Mizuho Securities USA, Inc	42,769	4.3%	16	9/22/2014
South Street Securities, LLC	38,798	3.9%	18	9/26/2014
Suntrust Robinson Humphrey, Inc	32,474	3.3%	4	9/2/2014
CRT Capital Group, LLC	21,400	2.2%	14	9/12/2014
Guggenheim Securities, LLC	19,793	2.0%	46	10/24/2014
Other	13,839	1.4%	14	9/12/2014
Total Borrowings	$989,039	100.0%	49	2/13/2015

RMBS Risk Measures
($ in thousands)
Mortgage Assets
		Weighted
		Average	Weighted	Weighted	Modeled	Modeled
		Months	Average	Average	Interest	Interest
		To Next	Lifetime	Periodic	Rate	Rate
	Fair	Coupon Reset	Cap	Cap Per Year	Sensitivity	Sensitivity
Asset Category	Value	(if applicable)	(if applicable)	(if applicable)	(-50 BPS)(1)	(+50 BPS)(1)
As of August 29, 2014
Adjustable Rate RMBS	$3,854	6	10.05%	2.00%	$9	$(16)
Hybrid Adjustable Rate RMBS	72,314	102	7.54%	2.00%	1,624	(1,938)
Total Fixed Rate RMBS	955,610	n/a	n/a	n/a	15,280	(22,206)
Total Pass-through RMBS	1,031,778	n/a	n/a	n/a	16,913	(24,160)
Interest-Only Securities	44,806	n/a	n/a	n/a	(7,145)	7,064
Inverse Interest-Only Securities	18,136	1	6.39%	n/a	(1,215)	171
Structured RMBS	62,942	n/a	n/a	n/a	(8,360)	7,235
Total Mortgage Assets	$1,094,720	n/a	n/a	n/a	$8,553	$(16,925)
Funding Hedges
					Modeled	Modeled
					Interest	Interest
			Average	Hedge	Rate	Rate
			Notional	Period	Sensitivity	Sensitivity
			Balance	End Date	(-50 BPS)(1)	(+50 BPS)(1)
Eurodollar Futures Contracts - Short Positions			$500,000	Dec-2018	$(8,912)	$10,212
Payer Swaption			250,000	Aug-2025	(2,326)	4,537
Grand Total					$(2,685)	$(2,176)

(1)
Modeled results from Citigroup Global Markets, Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR OAS. These results are for illustrative purposes only and actual results may differ materially.

Contact:

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400